Filed under Rule 424(b)(3), Registration Statement(s) No. 333-104444, 333-104444-01, 333-104444-02, 333-123240, 333-123240-01 and 333-123240-02
Pricing Supplement Number 67 Dated 04/25/2005
(To: Prospectus dated March 21, 2005 and the Prospectus Supplement dated March 25, 2004)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHD5	100.000%	0.625%	$603,206.25	FIXED	4.000%	SEMI-ANNUAL	7/15/2008	10/15/2005	$18.56	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHE3	100.000%	1.400%	$4,298,960.00	FIXED	5.000%	SEMI-ANNUAL	10/15/2013	10/15/2005	$23.19	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 04/15/2007 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 04/15/2007 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHF0	100.000%	2.500%	$3,955,575.00	FIXED	5.600%	SEMI-ANNUAL	4/15/2030	10/15/2005	$25.98	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 04/15/2010 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 04/15/2010 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Trade Date: Monday, April 25, 2005 @12:00 PM ET	Prudential Financial, Inc.
751 Broad Street	Settle Date: Thursday, April 28, 2005	$1,000,000,000.00 Prudential Financial, Inc. InterNotes®

Newark NJ 07102	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated March 21, 2005 and the Prospectus Supplement dated March 25, 2004

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a single master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

All references to the Prospectus in the Prospectus Supplement shall be to the Prospectus dated March 21, 2005.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved